JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us, will be filed, on behalf of each of us.

Date:                          December 3, 2025

NEXTERA ENERGY, INC.

By:	/s/ Mark Hickson
Name:	Mark Hickson
Title:	Executive Vice President, Corporate Development and Strategy

MENDOCINO CAPITAL, LLC

By:	/s/ Mark Hickson
Name:	Mark Hickson
Title:	President